Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This FIRST AMENDMENT (the “Amendment”) to the Rights Agreement (the “Agreement”) entered into as of February14, 2005, by and between SENOMYX, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE INC. (the “Rights Agent”), successor-in-interest to Mellon Investor Services LLC, is entered into as of May 30, 2014.

RECITALS

WHEREAS, Section 27 of the Agreement provides that the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of the Rights, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, on May 30, 2014, the Company entered into an Agreement (the “Senvest Agreement”) with RIMA Senvest Management, LLC (“RIMA”), Senvest Master Fund, L.P. (“Master Fund”), Richard Mashaal, (“Richard”) and Senvest International L.L.C. (“International,” and together with RIMA, Master Fund, Richard and any Affiliate or Associate thereof, “Senvest”), pursuant to which, among other things, the Company agreed to amend the Agreement to allow Senvest to purchase additional shares of the common stock of the Company without being deemed an Acquiring Person pursuant to the Agreement (the “Stock Purchase”), with such number of shares not to meet or exceed 20% of the shares of the common stock of the Company outstanding on any given date;

WHEREAS, the Company desires to amend the Agreement in the manner set forth in this Amendment to provide that Senvest will not be deemed an Acquiring Person pursuant to the Agreement as a result of any Stock Purchase by Senvest, and the Company’s Board of Directors has approved such amendment; and

WHEREAS, pursuant to Section 27 of the Agreement, the Company has delivered to the Rights Agent a certificate signed by the Chief Executive Officer of the Company certifying that the proposed amendment to the Agreement is in compliance with the terms of Section 27 of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the benefits described in the Recitals hereto and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.                                      Except as otherwise defined herein, capitalized terms used but not defined herein shall have the respective meanings given to them in the Agreement.

2.                                      Section 1(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) ‘Acquiring Person’ shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares then outstanding.  Notwithstanding the foregoing, (A) the term “Acquiring Person” shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit or compensation plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any Subsidiary of the Company or (v) any Person, together with all Affiliates and Associates of such Person, who is the Beneficial Owner of 15% or more of the Common Shares outstanding as of the Announcement Event until such time after the Announcement Event that such Person, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of any additional Common Shares (other than by means of a dividend made by the Company on the Common Shares outstanding or pursuant to a split, subdivision or other reclassification of the Common Shares undertaken by the Company) and shall then Beneficially Own more than 15% of the Common Shares outstanding, and (B) no Person shall become an “Acquiring Person” either (x) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then Beneficially Own more than 15% of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person,” (y) solely as the result of the acquisition of Common Shares directly from the Company; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares then outstanding solely by reason of share purchases directly from the Company and shall, after that date, become Beneficial Owner of any additional Common Shares without the prior written consent of the Company and shall then Beneficially Own more than 15% of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person” or (z) if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests, as promptly as practicable (as determined in good faith by the Board), following receipt of written notice from the Company of such event, of Beneficial Ownership of (I) a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (II), if such Person is subject to clause (v) of this paragraph (a), then a sufficient number of Common Shares so that such Person, together with all Affiliates and Associates of such Person,  would be the Beneficial Owner of the number of Common Shares Beneficially Owned by such Person as of the Announcement Event, then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; provided, however, that if such Person shall again become the Beneficial Owner of 15% or more of the Common Shares then outstanding, such Person shall be deemed an “Acquiring Person,” subject to the exceptions set forth in this Section 1(a).

Notwithstanding the foregoing, during the term of the agreement dated May 30, 2014 by and among RIMA Senvest Management, LLC (“RIMA”), Senvest Master Fund, L.P. (“Master Fund”), Richard Mashaal, (“Richard”) and Senvest International L.L.C. (“International,” and together with RIMA, Master Fund, Richard and any Affiliate or Associate thereof, “Senvest”) and the Company, Senvest shall not be deemed to be an Acquiring Person for purposes of this Agreement unless and until Senvest, together with all Affiliates and Associates thereof, is the Beneficial Owner of 20% or more of the Common Shares then outstanding; provided, however, that Senvest shall also not become an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by Senvest to 20% or more of the Common Shares then outstanding; and provided further, that if Senvest shall become the Beneficial Owner of 20% or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then Beneficially Own more than 20% of the Common Shares then outstanding, then Senvest shall be deemed to be an Acquiring Person. The provisions of this paragraph shall terminate and be of no further force and effect upon the termination of the agreement dated May 30, 2014 by and among Senvest and the Company pursuant to Section 9 of such agreement.”

3.                                      The notice address of the Rights Agent in Section 26 of the Agreement is hereby amended and restated in its entirety as follows:

Computershare Inc.

330 N. Brand Blvd, Suite 701,

Glendale, California 91203

Attention: Client Services

with a copy to:

Computershare Inc.

250 Royall Street

Canton, Massachusetts 02021

Attention: General Counsel

4.                                      This Amendment shall be deemed to be a contract made under the laws of the state of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5.                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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The foregoing FIRST AMENDMENT TO RIGHTS AGREEMENT is hereby executed and consented to as date set forth above.

SENOMYX, INC.		COMPUTERSHARE INC.

By:	/s/ John Poyhonen	By:	/s/ Dennis V. Moccia

Print Name:	John Poyhonen	Print Name:	Dennis V. Moccia

Title:	President and CEO	Title:	Manager, Contract Administration